Second Amendment to Dispensing Agreement

This Second Amendment to the July 26, 2018 Dispensing Agreement ("Agreement") between Vericel Corporation and AllCare Plus Pharmacy ("AllCare") shall be effective as of September 20th, 2021 ("Effective Date").

RECITALS

WHEREAS, Vericel and AllCare are Parties to the Agreement;
WHEREAS, the Parties desire to amend the Agreement;
NOW, THEREFORE, in consideration of good and valuable consideration, the Parties hereby agree to modify the Agreement as follows

1.Section 1 of Exhibit A - Payment Terms and Pricing. Section 1 of Exhibit A shall be deleted and replaced with the following:

Product.

Product, under this Agreement is defined as:

Product	NDC Number
MACI 1 Membrane	69866-1030-05
MACI 2 Membranes	69866-1030-08

2.     The Parties agree that all other conditions of the Agreement shall remain in force and that such terms shall prevail in the event of a conflict with this Second Amendment.

IN WITNESS WHEREOF, the Parties have executed this Amendment, by their duly authorized representatives, as of the Effective Date.

Vericel Corporation		AllCare Plus Pharmacy

By.	/s/ Roland DeAngelis	By.	/s/ Dan Apelian
Name:	Roland DeAngelis	Name:	Dan Apelian
Title:	Senior VP, Commercial Operations	Title:	VP & GM
Date:	August 5, 2021	Date:	August 5, 2021